Exhibit 10.12

EXECUTIVE DEFERRED COMPENSATION AGREEMENT
THIS AGREEMENT, made and entered into this 30th day of March, 2001, by and between Community Trust Bank, a bank organized and existing under the laws of the State of Louisiana (hereinafter referred to as the “Bank”), and Drake D. Mills, an Executive of the Bank (hereinafter referred to as the “Executive”);
WHEREAS, the Bank and the Executive are parties to a previous agreement that provides for the payment of certain benefits. This Executive Deferred Compensation Agreement and the benefits provided hereunder shall replace and supercede the existing agreement and the benefits provided thereby;
WHEREAS, the Bank and the Executive wish to enter into an agreement relating to the Executive’s services to the Bank upon the terms and conditions herein set forth;
WHEREAS, it is the intent of the parties hereto that this Executive Deferred Compensation Agreement (hereinafter referred to as the “Executive Plan”) be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits to the Executive, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status and has had substantial input into the design and operation of this benefit plan; and
NOW, THEREFORE, in consideration of the payments herein provided and of the mutual agreements contained herein, the parties hereto agree as follows:

I.	EXECUTIVE’S SERVICES
So long as the Executive shall continue to be an officer of the Bank the Executive shall devote the Executive’s best efforts to the performance of the Executive’s duties as an officer of the Bank.

II.	SALARY
The salary covered under this Agreement shall be any and all amounts paid to the Executive for the Executive’s services as an employee, including, but not limited to, annual salary and bonus. The salary and bonus deferred under this Agreement shall be credited to the Executive in the manner and by the terms and conditions specified in Paragraph IV, subject to the election requirement of Paragraph III.

III.	ELECTION OF DEFERRED COMPENSATION
The Executive shall, at the same time as entering this Agreement, file a written statement with the Bank notifying them as to the percent (%) or dollar amount of salary as defined in Paragraph II that is to be deferred. The election to defer salary may only be made for salary not yet earned as of the date of said election. Signed written statements filed under this section, unless modified or revoked, shall be valid for all succeeding years. Any modification or revocation of a signed written statement must be in writing and shall be effective for calendar years succeeding the year in which the modification or revocation is made.

IV.	CREDITS TO DEFERRED COMPENSATION ACCOUNT
The Bank shall establish a bookkeeping account for the Executive (hereinafter referred to as the “Executive Deferred Compensation Account”) which shall be credited on the dates such salary as defined in Paragraph II, would otherwise have been paid with the percentage or dollar amount that the Executive has notified the Bank in writing pursuant to Paragraph III, that the Executive elected to have deferred. Said Executive Deferred Compensation Account shall have a pre-existing balance of Ninety-Two Thousand Eight Hundred Forty-Four Dollars and Sixteen Cents ($92,844.16) on the date of the Agreement.

V.	INTEREST ON THE DEFERRED COMPENSATION ACCOUNT
The Executive Deferred Compensation Account shall be credited with an amount that is in addition to the salary credited under Paragraph IV. Such amount shall .be determined by multiplying the balance of the

Executive’s Deferred Compensation Account by a rate of interest equal to Chase Bank’s average prime lending rate for each year. Such rate shall be adjusted annually. Such amount shall be credited as long as there is a balance in the Executive’s Deferred Compensation Account and shall be credited on December 31 of each year.

VI.	NATURE OF THE DEFERRED COMPENSATION ACCOUNT
The Executive Deferred Compensation Account shall be utilized solely as a device for the measurement and determination of the amount of deferred compensation to be paid to the Executive at the times hereinafter specified and the Bank shall not segregate any of its assets in order to satisfy any obligations under this Agreement. The Executive Deferred Compensation Account shall not constitute or be treated as a trust fund of any kind. On the contrary, it is understood that all amounts credited to the Executive Deferred Compensation Account shall be for the sole purpose of bookkeeping and remain the sole property of the Bank, and that the Executive shall have no ownership rights of any nature with respect thereto. The Executive’s rights are limited to the right to receive payments as hereinafter provided, and the Executive’s position with respect thereto is that of a general unsecured creditor of the Bank.

VII.	PAYMENT OF EXECUTIVE’S DEFERRED COMPENSATION
At all times, the Executive shall be one hundred percent (100%) vested in the Executive’s Deferred Compensation Account. The amounts in the Executive Deferred Compensation Account shall be paid in equal monthly installments for one hundred and eighty (180) months. The amount payable shall be the balance of the Executive’s Deferred Compensation Account as defined in paragraph VI, including all interest in effect on the date of retirement, and credited pursuant to Paragraph V. Said installment payments of deferred amounts shall commence on the first day of the calendar month following the end of the Executive’s term of office due to resignation, removal, failure to be reelected or the Executive’s sixty-fifth (65th) birthday, whichever is later.

VIII.	DEATH OF EXECUTIVE PRIOR TO TERMINATION OF SERVICE OR COMMENCEMENT OF PAYMENTS
In the event of the death of the Executive prior to termination of service or commencement of payments, the Executive’s account balance1 shall be paid in a lump sum to such individual or individuals as the Executive may have designated in writing and filed with the Bank. Said amount shall be paid on the first day of the second month following the decease of the Executive. In the event no designation is made, the Executive’s account balance(1) shall be paid, in a lump sum, as set forth herein to the duly qualified executor or administrator of the Executive’s estate.

IX.	DEATH OF EXECUTIVE SUBSEQUENT TO COMMENCEMENT OF PAYMENTS
In the event of the death of the Executive after commencement of payments but prior to the Executive receiving all payments due the Executive under this Agreement, the remaining account balance1 shall be paid in a lump sum, on the first day of the second month following the decease of the Executive, to such individual or individuals as the Executive may have designated in writing and filed with the Bank. In the event no designation is made, the Executive’s account balance(1) shall be paid, in a lump sum, as set forth herein to the duly qualified executor or administrator of the Executive’s estate.

X.	RESTRICTIONS UPON FUNDING
The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executives, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

_________________________________
(1) (deferrals plus credited interest)

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Executive Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien, right, title or interest in any specific funding investment or to any assets of the Bank.
If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

XI.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition.
Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:
The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agree, in writing, to assume and discharge the duties and obligations of the Bank under this Executive Plan. This Executive Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:
It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.	Gender:
Whenever in this Executive Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on other Bank Benefit Plans:
Nothing contained in this Executive Plan shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:
Headings and subheadings in this Executive Plan are inserted for reference and convenience only and shall not be deemed a part of this Executive Plan.

G.	Applicable Law:
The validity and interpretation of this Agreement shall be governed by the laws of the State of Louisiana.

H.	12 U.S.C. § 1828(k):
Any payments made to the Executive pursuant to this Executive Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.	Partial Invalidity:
If any term, provision, covenant, or condition of this Executive Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Executive Plan shall remain in full force and effect notwithstanding such partial invalidity.

J.	Employment:
No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Employer to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily sever his or her employment at any time.

L.	Supersede and Entire Agreement:
This Agreement shall supersede the previous benefit plan agreement between the parties, and shall constitute the entire agreement of the parties pertaining to this particular Executive Deferred Compensation Agreement.

XII.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:
The “Named Fiduciary and Plan Administrator” of this Executive Plan shall be Community Trust Bank until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:
In the event a dispute arises over benefits under this Executive Plan and benefits are not paid to the Executive (or to the Executive’s beneficiary(ies) in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Executive Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.
If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Executive Plan or any documents relating thereto and submit any written issues and comments they may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.
If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

XIII.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS
The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly; provided, however, that the Executive shall be entitled to receive at least his/her Executive Deferred Compensation Account balance including interest earned.
IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

COMMUNITY TRUST BANK
Ruston, Louisiana

/s/ Karen J. Lawrence	By:	/s/ Wayne Aswell	Sr. VP
Witness			Title

/s/ Vonda Brown	/s/ Drake D. Mills
Witness	Drake D. Mills

DEFERRAL DECLARATION
The undersigned, Drake D. Mills, an Executive of the Board of Community Trust Bank, hereby elects to defer _____ ($ or percent) of the Executive’s income for the year and all subsequent years thereafter pursuant to the Executive Deferred Compensation Agreement dated _______________ ______, 2001, unless modified by the Executive accordingly. The undersigned is a party to the above-referenced agreement.

Date:	5/24/01	Executive:	/s/ Drake D. Mills
Drake D. Mills